UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 28, 2006

COINSTAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22555	94-3156448
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1800 – 114th Avenue SE

BELLEVUE, WA 98004

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (425) 943-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 28, 2006, Coinstar, Inc. (the “Company”) entered into an Employment Agreement effective as of July 7, 2006 (the “Employment Agreement”) with its Senior Vice President and General Manager of Entertainment, Randall J. Fagundo. The Employment Agreement will replace a current employment agreement dated as of July 7, 2004, which will expire by its terms on July 6, 2006. The Employment Agreement includes the following material provisions:

•	The term of the Employment Agreement continues until terminated pursuant to the Employment Agreement.

•	Mr. Fagundo will be paid an annual base salary of $325,000, subject to possible increase at the discretion of the Compensation Committee of the Board of Directors.

•	Mr. Fagundo will be eligible for cash bonuses if certain performance targets are met.

•	Mr. Fagundo will be entitled to participate in fringe benefit programs as provided from time to time.

•	Upon termination without cause (as defined in the Employment Agreement), Mr. Fagundo will be entitled to 12 months’ annual base salary, any unpaid annual base salary which has accrued for services already performed and any pro-rated bonus payment. In addition, upon termination without cause, the Company agrees to pay Mr. Fagundo’s health insurance benefits for a period of 12 months following the date of termination.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Employment Agreement. A copy of the Employment Agreement is attached hereto as an exhibit and is incorporated herein by reference.

Item 9.01	Financial Statement and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement effective as of July 7, 2006 between Coinstar, Inc. and Randall J. Fagundo

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COINSTAR, INC.

Date: July 5, 2006	By:	/s/ Donald R. Rench
Donald R. Rench Vice President, General Counsel and Secretary

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